Exhibit 99.1
Alliance Laundry Announces Closing of Initial Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Shares
Ripon, WI – October 10, 2025 – Alliance Laundry Holdings Inc. (“Alliance Laundry"), the global leader in commercial laundry equipment, today announced the closing of its upsized initial public offering of 43,195,120 shares of its common stock, which includes the exercise in full by the underwriters of their option to purchase 5,634,146 additional shares, at an initial public offering price of $22.00 per share. The offering consisted of 24,390,243 shares sold by Alliance Laundry and 18,804,877 shares sold by a selling stockholder. Alliance Laundry did not receive any proceeds from the sale of shares by the selling stockholder. Alliance Laundry’s common stock began trading on the NYSE on October 9, 2025 under the ticker symbol "ALH."
BofA Securities and J.P. Morgan acted as joint lead book-running managers. Morgan Stanley acted as book-running manager. Baird, BDT & MSD Partners, BMO Capital Markets, Citigroup, Goldman Sachs & Co. LLC and UBS Investment Bank acted as additional bookrunners. CIBC Capital Markets, Fifth Third Securities and PNC Capital Markets LLC acted as co-managers.
A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on September 30, 2025. The offering was made only by means of a prospectus. Copies of the final prospectus may be obtained by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the final prospectus from: BofA Securities, Inc. at 201 North Tryon Street, Charlotte, NC 28255-0001; Attn: Prospectus Department; email: dg.prospectus_requests@bofa.com; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by email: prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com.
This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.
About Alliance Laundry
Alliance Laundry makes the world cleaner as a provider of the highest quality commercial laundry systems. Our laundry solutions are available under five respected brands, sold and supported by a global network of select distributors. We serve approximately 150 countries with a team of more than 4,000 employees. Our brands include Speed Queen®, UniMac®, Huebsch®, Primus® and IPSO®. Together, they present a full line of commercial washing machines, dryers, and ironers (with load capacities from 20–400 lb. or 9–180 kg.) and support service. You can also enjoy the superior wash and fabric care of commercial-grade laundry equipment in your home through our legendary Speed Queen® washers and dryers.
Media Contact:
FGS Global
Alliance@FGSGlobal.com